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                                                                     EXHIBIT 5.1

                                                                 August 26, 1997

Bankers Trust New York Corporation
130 Liberty Street
New York, NY 10006

  RE: 1997 Stock Option and Stock Award Plan of Bankers Trust New York Corporation

Gentlemen:

  I am a Managing Director and Counsel of Bankers Trust Company, and, as such, I have acted as counsel for Bankers Trust New York Corporation (the "Corporation") in connection with the registration of 20,000,000 shares of the Corporation's common stock ($1 par value) (the "Common Stock") to be delivered pursuant to its 1997 Stock Option and Stock Award Plan (the "Plan"). I am familiar with the action taken in connection with the adoption of the Plan and with the actions taken or to be taken in connection with authorization and proposed issuance of the Common Stock, including the adoption by the Board of Directors of appropriate resolutions authorizing such actions.

  Based upon the foregoing, I hereby advise you that in my opinion (a) the Corporation is duly organized and validly existing under the laws of the State of New York and (b) that upon issuance in accordance with the provisions of the Plan, the Common Stock will be validly issued, fully paid and non-assessable. The holders of the Common Stock will not be subject to any personal liability as shareholders under the current laws of the State of New York, the jurisdiction under whose laws the Corporation is incorporated and in which its principal place of business is located, except for such liability as may be imposed in the future under certain circumstances under Section 630 of the New York Business Corporation Law.

  I hereby consent to the filing of this opinion as an Exhibit to the Corporation's Registration Statement on Form S-8 relating to the Common Stock to be delivered pursuant to the Plan. I do not admit in giving this consent that I come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.


                                               Very truly yours,

                                               /s/ Gordon S. Calder, Jr.
                                               -------------------------
                                                   GORDON S. CALDER, JR.

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